EXHIBIT 99.1
Forterra Announces First Quarter 2021 Results

Irving, TX - GLOBE NEWSWIRE – April 28, 2021 - Forterra, Inc. (“Forterra” or “the Company”) (NASDAQ: FRTA), a leading manufacturer of water and drainage infrastructure pipe and products in the United States and Eastern Canada, today announced results for the quarter ended March 31, 2021.

First Quarter 2021 Highlights

•Increased net sales by 11.2% to $368.1 million as compared to $330.9 million in the prior year quarter
•Increased gross profit by 40.0% to $82.3 million as compared to $58.8 million in the prior year quarter; gross profit margin improved by more than 450 basis points year-over-year
•Net income for the quarter was $18.7 million, compared to a net loss of $14.1 million in the prior year quarter
•Adjusted EBITDA1 increased by 61.1% to $57.2 million as compared to $35.5 million in the prior year quarter; adjusted EBITDA margin1 improved by 480 basis points year-over-year to 15.5% in 2021, as compared to 10.7% in the first quarter of 2020
•Further reduced Net Leverage Ratio2 to 3.6x at March 31, 2021, compared to 3.7x at 2020 year-end and 5.8x a year ago

Forterra CEO Karl Watson, Jr. commented, “We are pleased with our performance during the quarter, which reflects our continued focus on the execution of our five improvement pillars, and demonstrates our capability to accelerate earnings generation as underlying product demand increased along with the economic recovery. I am particularly pleased with our team’s continued focus on safety throughout this pandemic. Our results, especially in our Drainage business, have improved substantially. The health and safety of our team members remains to be our top priority and I am pleased with our safety performance for the quarter. On the Drainage side, shipment volumes were surprisingly robust even with the historic

1 A reconciliation of non-GAAP financial measures, including Adjusted EBITDA and Adjusted EBITDA margin, to comparable GAAP financial measures is provided in the reconciliation of Non-GAAP measures section of this press release.
2 Ratio represents net debt divided by adjusted EBITDA for the prior twelve-month period. Net debt and adjusted EBITDA are non-GAAP measures and a reconciliation thereof to comparable GAAP financial measures is provided in the reconciliation of Non-GAAP measures section of this press release.

winter storm in February that especially affected Texas and the surrounding southern states. On the Water side, raw material cost volatility was significant, as scrap prices increased by more than 30% year-over-year during the quarter; however, we were able to meaningfully expand margin and earnings through the execution of our disciplined commercial strategy. I want to thank all of my Forterra teammates for their dedication, effort, and effectiveness. I am very proud of them for the substantial improvements they have made across the five pillars and the value they have created for shareholders.”

“Looking ahead, while rising input costs are still a concern, we are encouraged by the strength of the continued recovery of the economy as well as the possible passage of an infrastructure plan. With our well-positioned portfolio, continued execution of our improvement pillars and prudent investment of capital resources, we expect to continue to grow earnings while delivering exceptional customer service.”

Segment Results
Drainage Pipe & Products (“Drainage”) - Key Financial and Operational Statistics:

Key Financial Statistics ($ in millions)	Q1 2021	Q1 2020[3]

Net Sales	$191.8	$176.4
Gross Profit	47.0	32.7
EBITDA	51.8	26.4
Adjusted EBITDA[1]	42.6	28.4
Gross Profit Margin	24.5%	18.5%
Adjusted EBITDA Margin[1]	22.2%	16.1%

Key Operational Statistics[4]	Q1 2021 vs. Q1 2020

Shipment Volumes	+8%
Average Selling Prices	+1%

Drainage net sales for the quarter increased by 8.7%, or $15.4 million, to $191.8 million as compared to $176.4 million in the prior year quarter. The increase was primarily driven by the higher shipment volumes year-over-year, coupled with a modest improvement in average selling price. The segment's Texas and Canada regions contributed to most of the year-over-year volume improvements due to strong demand. Drainage backlogs at quarter-end were higher compared to the same quarter last year.

3 During the fourth quarter of 2020, the Company reclassified the pressure pipe business from Water segment to Drainage segment to better align with its organizational structure. As a result, historical segment data was updated to reflect the current segment compositions.
4 Operational statistics only pertain to pipe and precast products and do not include other services, non-volume-based products, or non-core products. Pipe and precast products revenue accounted for approximately 90% of Drainage segment revenue.

Drainage gross profit and gross profit margin were $47.0 million and 24.5%, respectively, compared to $32.7 million and 18.5%, respectively, in the prior year quarter. Better absorption of manufacturing costs due to higher production volumes more than offset increases in raw materials costs, resulting in the meaningful expansion in the unit product margin as well as 600 basis points of improvement in gross profit margin year-over-year.

Drainage EBITDA, Adjusted EBITDA and Adjusted EBITDA margin during the quarter increased to $51.8 million, $42.6 million and 22.2%, respectively, compared to $26.4 million, $28.4 million and 16.1%, respectively, in the prior year quarter. During the quarter, the Company sold several idle properties and recognized a gain of $11.1 million, which was included in Drainage EBITDA but excluded from Adjusted EBITDA.

Water Pipe & Products (“Water”) - Key Financial and Operational Statistics:

Key Financial Statistics ($ in millions)	Q1 2021	Q1 2020[3]

Net Sales	$176.3	$154.5
Gross Profit	35.3	26.0
EBITDA	31.1	22.5
Adjusted EBITDA[1]	31.5	23.2
Gross Profit Margin	20.0%	16.8%
Adjusted EBITDA Margin[1]	17.9%	15.0%

Key Operational Statistics[5]	Q1 2021 vs. Q1 2020

Shipment Volumes	+6%
Average Selling Prices	+11%

Water net sales for the quarter increased by 14.1%, or $21.8 million, to $176.3 million, as compared to $154.5 million in the prior year quarter. The year-over-year increase was driven by both higher average selling prices and higher shipment volumes.

Water gross profit and gross profit margin for the quarter increased to $35.3 million and 20.0%, respectively, as compared to $26.0 million and 16.8%, respectively, in the prior year quarter. Higher raw material costs drove an increase in unit cost of sales year-over-year; however, that increase was more than offset by higher average selling prices, resulting in further improvements in gross profit margin.

5 Operational statistics only pertain to ductile iron pipe products and do not include other services, non-volume-based products, or non-core products. Ductile iron pipe products revenue accounted for more than 85% of Water segment revenue.

Water EBITDA, Adjusted EBITDA and Adjusted EBITDA margin during the quarter increased to $31.1 million, $31.5 million and 17.9%, respectively, compared to $22.5 million, $23.2 million and 15.0%, respectively, in the prior year quarter. These improvements reflect the same dynamics as discussed above in the gross profit and gross profit margin analysis.

Corporate and Other (“Corporate”)
Corporate EBITDA and Adjusted EBITDA loss for the quarter were $20.9 million and $16.9 million, respectively, compared to $19.6 million and $16.1 million, respectively, in the prior year quarter. On a reported basis, the increase in Corporate segment EBITDA loss was primarily driven by the transaction costs incurred during the quarter related to the pending transaction with Quikrete. The year-over-year increase in Corporate adjusted EBITDA loss, which excludes such transaction costs, was slightly higher than in the prior year quarter, primarily due to increased annual bonus accruals driven by the improved business performance year-over-year.

Balance Sheet, Liquidity and Capital Expenditure
As of March 31, 2021, the Company had cash of $36.6 million and total debt of $951.7 million, which was comprised of $500 million of senior secured notes due in July 2025, $411.7 million of term loan due in October 2023, and $40 million in borrowings under its $350 million revolving credit facility. Due to the seasonal nature of its business, the Company borrowed $40 million during the quarter to fund its working capital needs. Despite the increase in debt balance, the Company further reduced its net leverage ratio during the quarter to 3.6x at March 31, 2021, compared to 3.7x at December 31, 2020 and 5.8x at March 31, 2020. The Company remains focused on deleveraging and achieving its communicated plan of reducing its net leverage ratio below 3.5x, which it now expects to achieve during the second quarter of 2021.

Capital expenditures during the quarter were $12.4 million, compared to $4.3 million in the prior year quarter. The Company delayed some non-essential capital spending projects during the early stages of the COVID-19 pandemic in 2020, resulting in full year 2020 capital expenditures of $34.0 million, which is lower than the range of $45.0 million to $55.0 million under normal circumstances. The Company has since resumed many of these delayed projects and expects they will be caught up during 2021, resulting in a slightly higher than average capital expenditure spend in the current year.

Update on Proposed Transaction with Quikrete
The Company is committed to completing the proposed merger and delivering the benefits of the transaction to Forterra’s shareholders. Completion of the pending transaction remains subject to certain regulatory approvals, among other conditions set forth in the merger agreement dated February 19, 2021.

As previously disclosed in the Company’s Information Statement on Schedule 14C dated March 24, 2021, the review of the proposed merger by the Federal Trade Commission and the Antitrust Division of the Department of Justice under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, is still in progress.

About Forterra
Forterra is a leading manufacturer of water and drainage pipe and products in the U.S. and Eastern Canada for a variety of water-related infrastructure applications, including water transmission, distribution, drainage and storm water management. Based in Irving, Texas, Forterra’s product breadth and significant scale help make it a one-stop shop for water related pipe and products, and a preferred supplier to a wide variety of customers, including contractors, distributors and municipalities. For more information on Forterra, visit http://forterrabp.com.

Forward-Looking Statements
This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements may be identified by the use of words such as "anticipate", "believe", "expect", "estimate", "plan", "outlook", and "project" and other similar expressions that predict or indicate future events or trends or that are not statements of historical matters. Forward-looking statements should not be read as a guarantee of future performance or results and will not necessarily be accurate indications of the times at, or by, which such performance or results will be achieved. Forward-looking statements are based on historical information available at the time the statements are made and are based on management's reasonable belief or expectations with respect to future events, and are subject to risks and uncertainties, many of which are beyond the Company's control, that could cause actual performance or results to differ materially from the belief or expectations expressed in or suggested by the forward-looking statements.

Some of the risks and uncertainties that could cause actual results to differ materially from those expressed in any forward-looking statements include risks and uncertainties relating to the pending acquisition by Quikrete Holdings, Inc.; the impacts of the COVID-19 pandemic; the level of construction activity, particularly in the residential construction and non-residential construction markets; government funding of infrastructure and related construction activities; the highly competitive nature of our industry and our ability to effectively compete; the availability and price of the raw materials we use in our business; the ability to implement our growth strategy; our dependence on key customers and the absence of long-term agreements with these customers; the level of construction activity in Texas; energy costs; disruption at one or more of our manufacturing facilities or in our supply chain; construction project delays and our inventory management; our ability to successfully integrate acquisitions; labor disruptions and other union activity; a tightening of mortgage lending or mortgage financing requirements; compliance with environmental laws and regulations; compliance with health and safety laws and regulations and other laws and regulations to which we and our products are subject to; our dependence on key executives and key management personnel; our ability, or that of the customers with which we work, to retain and attract additional skilled and non-skilled technical or sales personnel; credit and non-payment risks of our customers; warranty and related claims; legal and regulatory claims; the seasonality of our business and its susceptibility to adverse weather; our contract backlog; our ability to maintain sufficient liquidity and ensure adequate financing or guarantees for large projects; delays or outages in our information technology systems and computer networks; security breaches in our information technology systems and other cybersecurity incidents and additional factors discussed in our filings with the Securities and Exchange Commission, including our Annual Report on Form 10-K and Quarterly Reports on Form 10-Q, for additional information regarding the risks and uncertainties that may cause actual results to differ materially from those expressed in any forward-looking statement.

EXHIBIT 99.1
FORTERRA, INC.
Consolidated Statements of Operations
(in millions, except per share data)

	Three months ended
	March 31,
	2021	2020
	(unaudited)
Net sales	$368.1	$330.9
Cost of goods sold	285.8	272.2
Gross profit	82.3	58.7
Selling, general & administrative expenses	(55.0)	(54.2)
Impairment and exit charges	(0.4)	(0.8)
Other operating income, net	12.0	0.3
	(43.4)	(54.7)
Income from operations	38.9	4.0

Other income (expense)
Interest expense	(18.3)	(20.7)
Loss on extinguishment of debt	—	(0.1)
Earnings from equity method investee	2.6	2.8
Income (loss) before income taxes	23.2	(14.0)
Income tax expense	(4.5)	(0.1)
Net income (loss)	$18.7	$(14.1)

Earnings per share:
Basic	$0.28	$(0.22)
Diluted	0.27	(0.22)

Weighted average common shares outstanding:
Basic	66.2	64.8
Diluted	69.4	64.8

FORTERRA, INC.
Consolidated Balance Sheets
(in millions)

	March 31, 2021	December 31, 2020
ASSETS	(unaudited)
Current assets
Cash and cash equivalents	$36.6	$25.7
Receivables, net	263.9	227.9
Inventories	256.4	222.9
Prepaid expenses	9.0	8.0
Other current assets	2.0	2.0
Total current assets	567.9	486.5
Non-current assets
Property, plant and equipment, net	442.6	451.1
Operating lease right-of-use assets	53.5	54.4
Goodwill	509.3	509.1
Intangible assets, net	93.1	101.4
Investment in equity method investee	49.4	48.3
Other long-term assets	1.9	5.0
Total assets	$1,717.7	$1,655.8

LIABILITIES AND EQUITY
Current liabilities
Trade payables	$161.4	$134.1
Accrued liabilities	101.2	115.8
Deferred revenue	7.3	8.2
Current portion of long-term debt	12.5	12.5
Current portion of tax receivable agreement	8.3	8.3
Total current liabilities	290.7	278.9
Non-current liabilities
Long-term debt	922.6	887.5
Long-term finance lease liabilities	142.6	142.2
Long-term operating lease liabilities	50.6	50.9
Deferred tax liabilities	8.5	9.7
Other long-term liabilities	31.8	36.9
Long-term tax receivable agreement	55.9	55.9
Total liabilities	1,502.7	1,462.0
Equity
Common stock, $0.001 par value, 190,000 shares authorized; 66,656 and 65,981 shares issued and outstanding	—	—
Additional paid-in-capital	254.5	252.6
Accumulated other comprehensive loss	(6.3)	(6.9)
Retained deficit	(33.2)	(51.9)
Total shareholders' equity	215.0	193.8
Total liabilities and shareholders' equity	$1,717.7	$1,655.8

FORTERRA, INC.
Consolidated Statements of Cash Flows
(in millions)

	Three months ended
	March 31,
	2021	2020
CASH FLOWS FROM OPERATING ACTIVITIES	(unaudited)
Net income (loss)	$18.7	$(14.1)
Adjustments to reconcile net income (loss) to net cash used in operating activities:
Depreciation & amortization expense	20.5	22.5
Gain on disposal of property, plant and equipment	(11.1)	—
Loss on extinguishment of debt	—	0.1
Amortization of debt discount and issuance costs	1.2	1.9
Stock-based compensation expense	2.8	2.9
Impairment charges	0.4	—
Earnings from equity method investee	(2.6)	(2.8)
Distributions from equity method investee	1.5	1.6
Unrealized (gain) loss on derivative instruments, net	(0.1)	0.7
Unrealized foreign currency loss, net	0.1	0.3
Provision (recoveries) for doubtful accounts	0.3	(0.1)
Deferred taxes	(1.2)	6.0
Other non-cash items	0.7	1.1
Change in assets and liabilities:
Receivables, net	(18.7)	(23.4)
Inventories	(33.4)	(21.8)
Other current assets	(1.1)	(6.6)
Accounts payable and accrued liabilities	11.0	11.4
Other assets and liabilities	(6.0)	1.1
NET CASH USED IN OPERATING ACTIVITIES	(17.0)	(19.2)

CASH FLOWS FROM INVESTING ACTIVITIES
Purchase of property, plant and equipment, and intangible assets	(11.0)	(4.3)
Proceeds from sale of fixed assets[1]	3.0	—
NET CASH USED IN INVESTING ACTIVITIES	(8.0)	(4.3)

CASH FLOWS FROM FINANCING ACTIVITIES
Repayments of term loans	(3.1)	(8.1)
Proceeds from revolver	40.0	180.0
Proceeds from issuance of common stock	1.5	—
Other financing activities	(2.7)	(0.3)
NET CASH PROVIDED BY FINANCING ACTIVITIES	35.7	171.6
Effect of exchange rate changes on cash	0.2	(0.5)
Net change in cash and cash equivalents	10.9	147.6
Cash and cash equivalents, beginning of period	25.7	34.8
Cash and cash equivalents, end of period	$36.6	$182.4

SUPPLEMENTAL DISCLOSURES:
Cash interest paid	$24.7	$17.1
Income taxes paid (refunds received), net	0.9	(0.1)

1$15.9 million of proceeds from the disposal of certain properties was not received until the second quarter of 2021; therefore, the amount was excluded from “Proceeds from sales of fixed assets” within “Net Cash Used in Investing Activities".

Additional Statistics
(unaudited)

Reconciliation of Non-GAAP Measures
In addition to our results calculated under generally accepted accounting principles in the United States ("GAAP"), in this earnings release we also present Adjusted EBITDA and Adjusted EBITDA margin. Adjusted EBITDA and Adjusted EBITDA margin are non-GAAP measures and have been presented in this earnings release as supplemental measures of financial performance that are not required by, or presented in accordance with GAAP. We calculate Adjusted EBITDA as the sum of net income (loss), before interest expense (including (gains) losses from extinguishment of debt), depreciation and amortization, income tax benefit (expense) and before (gains) losses on the sale of property, plant and equipment, impairment and exit charges and certain other non-recurring income and expenses, such as transaction costs, inventory step-up impacting margin, non-cash compensation expense and pro-rata share of Adjusted EBITDA from equity method investee, minus earnings from equity method investee. Adjusted EBITDA margin represents Adjusted EBITDA as a percentage of net sales.

Adjusted EBITDA and Adjusted EBITDA margin are presented in this earnings release because they are important metrics used by management as one of the means by which it assesses our financial performance. Adjusted EBITDA and Adjusted EBITDA margin are also frequently used by analysts, investors and other interested parties to evaluate companies in our industry. We use Adjusted EBITDA and Adjusted EBITDA margin as supplements to GAAP measures of performance to evaluate the effectiveness of our business strategies, to make budgeting decisions, to allocate resources and to compare our performance relative to our peers. Adjusted EBITDA and Adjusted EBITDA margin are also important measures for assessing our operating results and evaluating each operating segment’s performance on a consistent basis, by excluding the impacts of depreciation, amortization, income tax expense, interest expense and other items not indicative of ongoing operating performance. Additionally, these measures, when used in conjunction with related GAAP financial measures, provide investors with additional financial analytical framework which management uses, in addition to historical operating results, as the basis for financial, operational and planning decisions and present measurements that third parties have indicated are useful in assessing the Company and its results of operations.

Adjusted EBITDA and Adjusted EBITDA margin have certain limitations. Adjusted EBITDA should not be considered as an alternative to consolidated net income (loss), and in the case of our segment results, Adjusted EBITDA should not be considered an alternative to EBITDA, which the chief operating decision maker reviews for purposes of evaluating segment profit, or in the case of any of the non-GAAP measures, as a substitute for any other measure of financial performance calculated in accordance with GAAP. Similarly, Adjusted EBITDA margin should not be considered as an alternative to gross margin or any other margin calculated in accordance with GAAP. These measures also should not be construed as an inference that our future results will be unaffected by unusual or nonrecurring items for which these non-GAAP measures make adjustments. Additionally, Adjusted EBITDA and Adjusted EBITDA margin are not intended to be liquidity measures because of certain limitations such as: (i) they do not reflect our cash outlays for capital expenditures or future contractual commitments; (ii) they do not reflect changes in, or cash requirements for, working capital; (iii) they do not reflect interest expense, or the cash requirements necessary to service interest, or principal payments, on indebtedness; (iv) they do not reflect income tax expense or the cash necessary to pay income taxes; and (v) although depreciation and amortization are non-cash charges, the assets being depreciated and amortized will often have to be replaced in the future, and these non-GAAP measures do not reflect cash requirements for such replacements.

This release also presents both GAAP and non-GAAP financial measures on a last twelve month (“LTM”) basis. Information presented for LTM periods that are not fiscal years (i.e., the periods ended Q1 2021 and Q1 2020) reflect unaudited trailing four quarter financial information calculated by starting with the results from the most recent audited fiscal year included in such LTM period and then (x) adding quarterly information for subsequent fiscal quarters and (y) subtracting quarterly information for the corresponding prior year periods. For example, LTM Q1 2021 has been calculated by starting with the data from the year ended December 31, 2020 and then adding data for the three months ended Q1 2021, followed by subtracting data for the three months ended Q1 2020. This presentation is not in accordance with GAAP. However, we believe this information is useful to investors as we use it to evaluate our financial performance for ongoing planning purposes, including a continuous assessment of our financial performance in comparison to budgets and internal projections. We also use such LTM financial data to test compliance with covenants under our debt facilities. This presentation has limitations as an analytical tool, and you should not consider it in isolation or as a substitute for analysis of our results as reported under GAAP. Please see our Annual Reports on Form 10-K and Quarterly Reports on Form 10-Q for the relevant periods for the historical amounts used to calculate the LTM information presented.

This release also includes Net debt, a non-GAAP measure that represents the sum of long-term debt, the current portion of long-term debt, debt issuance cost and original issue discount and finance lease liabilities less cash and cash equivalents. Management uses net debt as one of the means by which it assesses financial leverage, and it is therefore useful to investors in evaluating our business using the same measures as management. Net debt is also useful to investors because it is often used by securities analysts and other interested parties in evaluating our business. Net debt does however have certain limitations and should not be considered as an alternative to or in isolation from long-term debt or any other measure calculated in accordance with GAAP.

Other companies, including other companies in our industry, may not use such measures or may calculate one or more of the measures differently than as presented in this earnings release, limiting their usefulness as a comparative measure. In evaluating these non-GAAP measures, you should be aware that in the future we will incur expenses that are the same as or similar to some of the adjustments made in the calculations below and the presentation of Adjusted EBITDA and Adjusted EBITDA margin should not be construed to mean that our future results will be unaffected by such adjustments. Management compensates for these limitations by using non-GAAP measures as supplemental financial metrics and in conjunction with results prepared in accordance with GAAP.

FORTERRA, INC.
Reconciliation of net income (loss) to adjusted EBITDA
(in millions)

	Three months ended		Twelve months ended
	March 31, 2021	March 31, 2020	March 31, 2021	December 31, 2020	March 31, 2020
Net income (loss)	$18.7	$(14.1)	$97.2	$64.5	$3.6
Interest expense	18.3	20.7	77.5	79.9	91.1
Depreciation & amortization	20.5	22.6	87.5	89.5	95.4
Income tax (benefit) expense	4.5	0.1	12.8	8.4	4.1
EBITDA[1]	62.0	29.3	275.0	242.3	194.2
(Gain) loss on sale of property, plant & equipment, net	(11.1)	—	(10.5)	0.6	2.1
(Gain) loss on extinguishment of debt	—	0.1	12.2	12.3	(1.7)
Impairment & exit charges[2]	—	0.8	3.1	3.9	4.1
Transaction costs[3]	2.7	1.4	6.5	5.3	4.0
Inventory step-up impacting margin[4]	—	—	—	—	0.2
Non-cash compensation[5]	2.8	2.9	9.4	9.5	9.3
Other[6]	—	—	1.3	1.2	3.3
Earnings from equity method investee[7]	(2.6)	(2.8)	(11.1)	(11.3)	(11.7)
Pro-rata share of Adjusted EBITDA from equity method investee[8]	3.4	3.8	14.8	15.2	15.7
Adjusted EBITDA	$57.2	$35.5	$300.7	$279.0	$219.5
Adjusted EBITDA margin	15.5%	10.7%	18.4%	17.5%	14.0%

1For purposes of evaluating segment profit, the Company's chief operating decision maker reviews EBITDA as a basis for making the decisions to allocate resources and assess performance.
2Impairment or abandonment of long-lived assets and other exit charges.
3Legal, valuation, accounting, advisory and other costs related to business combinations and other transactions.
4Effect of the purchase accounting step-up in the value of inventory to fair value recognized in cost of goods sold as a result of business combinations
5Non-cash equity compensation expense.
6Other includes one-time charges such as executive severance costs, as well as inter-segment charges that are eliminated upon consolidation.
7Net income from Forterra's 50% ownership in the Concrete Pipe & Precast LLC ("CP&P") joint venture accounted for under the equity method of accounting.
8Adjusted EBITDA from Forterra's 50% ownership in the CP&P joint venture. Calculated as CP&P net income adjusted primarily to add back Forterra's pro-rata portion of CP&P's depreciation and amortization and interest expense.

FORTERRA, INC.
Reconciliation of segment EBITDA to segment adjusted EBITDA
(in millions)

Three months ended March 31, 2021	Drainage Pipe & Products	Water Pipe & Products	Corporate and Other	Total
EBITDA[1]	$51.8	$31.1	$(20.9)	$62.0
(Gain) loss on sale of property, plant & equipment, net	(11.2)	0.1	—	(11.1)
Impairment and exit charges[2]	—	—	—	—
Transaction costs[3]	—	—	2.7	2.7
Non-cash compensation[4]	0.8	0.7	1.3	2.8
Other[5]	0.4	(0.4)	—	—
Earnings from equity method investee[6]	(2.6)	—	—	(2.6)
Pro-rata share of Adjusted EBITDA from equity method investee[7]	3.4	—	—	3.4
Adjusted EBITDA	$42.6	$31.5	$(16.9)	$57.2
Adjusted EBITDA margin	22.2%	17.9%	NM	15.5%

Net sales	$191.8	$176.3	$—	$368.1
Gross profit	47.0	35.3	—	82.3

Three months ended March 31, 2020	Drainage Pipe & Products(a)	Water Pipe & Products(a)	Corporate and Other	Total
EBITDA[1]	$26.4	$22.5	$(19.6)	$29.3
(Gain) loss on sale of property, plant & equipment, net	(0.1)	0.1	—	—
Loss on extinguishment of debt	—	—	0.1	0.1
Impairment and exit charges[2]	—	0.8	—	0.8
Transaction costs[3]	—	—	1.4	1.4
Non-cash compensation[4]	0.7	0.2	2.0	2.9
Other[5]	0.4	(0.4)	—	—
Earnings from equity method investee[6]	(2.8)	—	—	(2.8)
Pro-rata share of Adjusted EBITDA from equity method investee[7]	3.8	—	—	3.8
Adjusted EBITDA	$28.4	$23.2	$(16.1)	$35.5
Adjusted EBITDA margin	16.1%	15.0%	NM	10.7%

Net sales	$176.4	$154.5	$—	$330.9
Gross profit	32.7	26.0	—	58.7

(a)During the fourth quarter of 2020, the Company reclassified the pressure pipe business from Water segment to Drainage segment to better align with its organizational structure. As a result, historical segment data was updated to reflect the current segment compositions.
1For purposes of evaluating segment profit, the Company's chief operating decision maker reviews EBITDA as a basis for making the decisions to allocate resources and assess performance.
2Impairment or abandonment of long-lived assets and other exit charges.
3Legal, valuation, accounting, advisory and other costs related to business combinations and other transactions.
4Non-cash equity compensation expense.
5Other includes inter-segment charges that are eliminated upon consolidation.
6Net income from Forterra's 50% ownership in the CP&P joint venture accounted for under the equity method of accounting.

7Adjusted EBITDA from Forterra's 50% ownership in the CP&P joint venture. Calculated as CP&P net income adjusted primarily to add back Forterra's pro-rata portion of CP&P's depreciation and amortization and interest expense.

Reconciliation of Long-Term Debt to Total Debt and Net Debt
(in millions)

	March 31,	December 31,	March 31,
	2021	2020	2020
Long-term debt	$922.6	$887.5	$1,258.1
Current portion of long-term debt	12.5	12.5	12.5
Carrying value of long-term debt	935.1	900.0	1,270.6
Add: Debt issuance cost and original issuance discount	16.6	14.9	23.3
Gross value of long-term debt	951.7	914.9	1,293.9
Add: Short-term finance lease liabilities	17.0	17.0	16.4
Long-term finance lease liabilities	142.6	142.2	137.3
Total debt	1,111.3	1,074.1	1,447.6
Less: Cash and cash equivalents	(36.6)	(25.7)	(182.4)
Net debt	$1,074.7	$1,048.4	$1,265.2

Source: Forterra, Inc.

Company Contact Information:
Charlie Brown
Executive Vice President and Chief Financial Officer
469-299-9113
IR@forterrabp.com